Company Contacts:	Investor Relations Contacts:
Compex Technologies, Inc. Dan W. Gladney, CEO Scott P. Youngstrom, CFO (651) 631-0590 www.compextechnologies.com	E-mail: investorrelations@rehabilicare.com

Compex Technologies, Inc. Adopts Shareholder Rights Plan

NEW BRIGHTON, MN (February 18, 2003) — Compex Technologies, Inc. (NASDAQ NM: CMPX) announced today that its board of directors has adopted a Shareholder Rights Plan designed to ensure that all shareholders will receive fair and equal treatment in the event of any unsolicited offer or takeover attempt to acquire the company. The plan was not adopted in response to any specific effort to acquire control of Compex Technologies, and the board of directors is not aware of any such effort.

Under the Shareholder Rights Plan, each common shareholder at the close of business on February 28, 2003 will receive a non-taxable dividend of one right for each share held of Common Stock of the company. Each right entitles the holder to purchase from the company one share of a newly authorized Series A Preferred Stock at an initial purchase price of $20.00. Initially, the rights will be represented by the company’s common stock certificates and will not be exercisable. There will be no right certificates issued unless the rights become exercisable.

The rights issued under the Shareholder Rights Plan will become exercisable by shareholders, other than a potential acquirer, only following an acquisition by the acquirer, without prior approval by the company’s board of directors, of 15 percent or more of the common stock, or the announcement of a tender offer for 15 percent or more of the common stock, or if the company announces a merger with another entity or a sale of 50 percent or more of its assets or earning power. If any of the above transactions are consummated without board approval, the shareholders (other than the acquirer) will be able to exercise the rights issued under the Shareholder Rights Plan to purchase shares of the company’s common stock, or in some cases cash, property or other securities of the company or shares of the acquirer’s common stock, at a 50 percent discount from the market price, rendering any hostile takeover prohibitively expensive for the would-be acquirers.

The company’s board of directors will be entitled to redeem the rights at $0.005 per right at any time prior to the consummation of any of the above mentioned transactions. The rights will expire on February 17, 2013.

Compex Technologies, Inc. is a leading designer, manufacturer and provider of electromedical products used for pain management, rehabilitation and sports training in clinical, home health care, sports and occupational medicine settings.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and forward looking statements. These statements are based on the beliefs and assumptions of management of Compex and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex’s filings with the SEC.

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